EXECUTION VERSION

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of March 1st, 2021 (the "Effective Date"), between INTERNATIONAL MONEY EXPRESS, INC., a Delaware corporation ("Employer"), and MR. CHRISTOPHER D. HUNT, a Florida resident ("Executive").

RECITALS:

WHEREAS, Executive has agreed to accept the position of Chief Information Officer ("CIO") of Employer; and
WHEREAS, Employer desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and
WHEREAS, Executive desires to provide services to Employer on the terms provided herein.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth,
Employer and Executive have agreed and do hereby agree as follows:
ARTICLE I

Employment
SECTION 1.01    Term. The term of Executive's employment under this Agreement shall commence on the Effective Date and, unless Employer and Executive otherwise agree in writing, shall continue until it terminates pursuant to Article IV. Executive's employment with Employer will be "at will" and, subject to the provisions of Article IV, Executive's employment under this Agreement may be terminated by either party at any time and for any reason. Executive's employment under this Agreement shall terminate automatically upon Executive's death.
SECTION 1.02    Position and Duties. Executive shall, during the term of employment under this Agreement, perform the services and duties as Chief Information Officer of Employer plus such other services and duties as determined from time to time by the Chief Executive Officer (CEO) of the Employer. Executive shall perform such services and duties in accordance with the policies, practices and bylaws of Employer.
SECTION 1.03    Time and Effort. Executive shall serve Employer faithfully, loyally, honestly and to the best of Executive's ability. Executive shall devote all Executive's business time and best efforts to the performance of Executive's duties on behalf of Employer. During Executive's term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the CEO, engage in any outside employment or in any activity that, in the judgment of Employer, is competitive with or adverse to the business, practice or affairs of Employer or any of its affiliates, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

ARTICLE II
Compensation
SECTION 2.01    Base Salary. During the term of Executive's employment under this Agreement, Employer shall, as compensation for the obligations set forth herein and for all services rendered by Executive in any capacity during Executive's employment under this Agreement, including services as an officer, employee, director or member of any governing body, or committee thereof, of Employer or any of their affiliates, pay Executive a base salary (herein "Base Salary") at the annual rate of $310,000.00 per year, payable in accordance with Employer's standard payroll practices as in effect from time to time. Beginning in 2022, Executive's Base Salary shall be reviewed annually in January, and may be subject to an increase, as determined in the reasonable discretion of the Board of Directors ("Board"). In the event that sickness or disability payments under any insurance programs of Employer or otherwise shall become payable to Executive in respect of any period of Executive's employment under this Agreement, the salary installment payable to Executive hereunder on the next succeeding salary installment payment date shall be an amount computed by subtracting (a) the amount of such sickness or disability payments that shall have become payable during the period between such date and the immediately preceding salary installment date from (b) the salary installment otherwise payable to Executive hereunder on such date.
SECTION 2.02    Annual Bonus. During the term of Executive's employment under this Agreement, Executive shall be eligible to participate in Employer's annual incentive compensation plan, as may be continued or established by the Board, in its discretion, from time to time (the "Bonus Plan") and shall have the opportunity to earn a performance based bonus ("Annual Bonus") with a target Annual Bonus opportunity of forty percent (40%) of Base Salary, based twenty-five percent (25%) on achievement of personal objectives and seventy-five percent (75%) on achievement of certain EBITDA results or other objective performance measures established by the Board. The amount of any Annual Bonus actually payable to Executive shall be determined by the Board in its discretion and shall be payable in accordance with Employer's practices as of the date hereof or pursuant to such other procedures as may be agreed to between the CEO and the Board. Executive acknowledges that the Board may amend or modify from time to time the Bonus Plan, including modifying the performance requirements, target levels and participation terms thereof, and the Board reserves the right to terminate the Bonus Plan at any time and for any reason.
SECTION 2.03    Award of Restricted Stock Units. Subject to the terms and conditions of the Company's 2020 Omnibus Equity Compensation Plan (the "Plan"), Executive shall receive 7,058 Restricted Stock Units ("RSUs"), which shall vest with respect to twenty-five percent (25%) of the RSUs on the first anniversary of the date of the grant and thereafter shall vest with respect to an additional twenty-five percent on an annual basis through the fourth anniversary of the date of the grant until the RSUs are fully-vested. The RSUs shall be granted under the Plan at the regularly scheduled meeting of the Compensation Committee of the Board (the "Committee") on February, 2022 (and in no event later than March 15, 2022).
SECTION 2.04    Award of Performance Share Units. Subject to the terms and conditions of the International Money Express, Inc. 2021 Plan, you will be granted 7,058 Performance Share

Units (PSUs). The performance period will be a two-year period and 100% of the PSU equity award will vest on the third year and upon determination of the Compensation Committee. The grant date will be determined upon the approval of the next scheduled Compensation Committee following your start date.

ARTICLE III

Executive Benefits
SECTION 3.01    Benefit Plans. During the term of Executive's employment under this Agreement, Executive shall be entitled to participate in any benefit plans (excluding severance, bonus, incentive or profit sharing plans) offered by Employer as in effect from time to time (collectively, "Benefit Plans") on the same basis as that generally made available to other employees of Employer to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by Employer in their discretion; provided, however, that, if such Benefit Plans cease to include medical and dental plans, Executive shall be eligible to receive medical and dental benefits substantially comparable to such benefits provided by Employer to Executive under Employer's medical and dental plans as of the date hereof. Notwithstanding the first sentence of this Section 3.01, nothing shall preclude Executive from participating during the term of Executive's employment under this Agreement in any present or future bonus, incentive or profit sharing plan or other plan of Employer for the benefit of its employees, in each case as and to the extent approved or determined by the Board in its discretion and subject to Section 2.02.
SECTION 3.02    Expenses. Employer will reimburse Executive for all reasonably incurred business expenses, subject to the travel and expense policy established by Employer from time to time, incurred by Executive during the term of Executive's employment under this Agreement in the performance of Executive's duties hereunder, provided that Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures.
SECTION 3.03    Vacation. During the term of Executive's employment under this Agreement, Executive shall receive twenty (20) paid vacation days per year, which shall be accrued and taken in accordance with Employer's vacation policy.
ARTICLE IV

Termination
SECTION 4.01    Exclusive Rights. The amounts payable under this Article IV are intended to be, and are, exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, including under common, tort or contract law, under policies of Employer and its affiliates in effect from time to time, under this Agreement or otherwise, in the event of Executive's termination of employment with Employer and its affiliates.
SECTION 4.02    Termination by Employer for Cause. (a) If Employer terminates Executive for Cause (as defined below), Executive shall be entitled to receive (i) Base Salary earned through the date of termination that remains unpaid as of the date of Executive's termination, (ii) any accrued and unpaid bonus for any previously completed bonus period that Executive is entitled to receive as of the date of termination that remains unpaid as of the date of Executive's termination, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive's termination to the extent such expenses are reimbursable under Section 3.02 and (iv) such benefits (excluding benefits under any severance plan, program or policy then in effect), if any, to which Executive may be entitled under the Benefit Plans as of the date of Executive's termination, which benefits shall be payable in accordance with the terms of such Benefits Plans (the amounts described in clauses (i) through
(iv) of this Section 4.02(a) being referred to herein as the "Accrued Rights”).
(b)    For purposes of this Agreement, the term "Cause" shall mean Executive's
(i) willful failure to perform those duties that Executive is required to perform as an employee under this Agreement, (ii) conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, dishonesty, theft, unethical business conduct or conduct that significantly impairs the reputation of Employer or any of its subsidiaries or affiliates or a felony (or the equivalent thereof in a jurisdiction other than the United States), (iii) gross negligence, malfeasance or willful misconduct in connection with Executive's duties hereunder (either by an act of commission or omission) that is significantly injurious to the financial condition or business reputation of Employer or any of its subsidiaries or affiliates, (iv) breach of the provisions of Section 5.03 or 5.04 or (v) a breach of the provisions of Article V (other than Section 5.03 or 5.04) that either (A) is materially damaging to the business or reputation of Employer or any of its affiliates or (B) occurs after Employer has notified Executive of a prior breach of such Article V (other than Section 5.03 or 5.04).
(c)    If Employer desires to terminate Executive's employment for Cause in the case of clauses (i), (ii) and (iii) of Section 4.02(b) and the basis for Cause, by its nature, is capable of being cured, Employer shall first provide Executive with written notice of the applicable event that constitutes the basis for Cause (a "Cause Notice") within ten days of the Board's becoming aware of such event. Such notice shall specifically identify such claimed breach. Executive shall have 15 days following receipt of such Cause Notice (the "Cause Cure Period") to cure such basis for Cause, and Employer shall be entitled at the end of such Cause Cure Period to terminate Executive's employment under this Agreement for Cause, provided, however, that, if such breach is cured within the Cause Cure Period or if Employer does not terminate Executive's employment with Employer within ten days after the end of the Cause Cure Period, Employer's termination of Executive's employment shall not be deemed to be a termination for Cause.
SECTION 4.03    Termination by Employer Other Than for Cause, Disability or Death; Termination by Executive for Good Reason. (a) If Employer elects to terminate Executive's employment for any reason other than Cause, Disability (as defined below) or death or if Executive elects to terminate Executive's employment with Employer for Good Reason (as defined below), (i) Employer shall continue to pay Executive's Base Salary through the period of time ending nine (9) months after the date of Executive's termination of employment, payable in installments at the same times at which and in the same manner in which such Base Salary would have been payable to Executive had a termination of employment not occurred, (ii) Executive shall be entitled to receive an amount equal to (A) the product of (1) Executive's target bonus for the calendar year in which Executive's termination of employment hereunder occurs and (2) a fraction equal to (I) the number of days elapsed in such calendar year prior to Executive's termination of employment hereunder, divided by (II) 365, less (B) any bonus for such calendar year paid to Executive (1) prior to Executive's termination of employment with Employer or (2) pursuant to clause (ii) of the definition of Accrued Rights set forth above, payable in equal installments during the nine-month period following such termination of employment at the same times as Employer's payroll applicable to the other employees of Employer is paid, and (iii) Executive shall be entitled to the Accrued Rights; provided, however, that, in the case of clauses
(i) and (ii), Employer shall not be obligated to (x) commence such payments until such time as Executive has provided a general release in favor of Employer its subsidiaries and affiliates, and its respective directors, officers, employees, agents and representatives in form and substance acceptable to Employer and such general release has become effective and irrevocable (such date, the "Release Effective Date"), except that any payments that would have otherwise been paid to Executive following the date of the termination of employment and prior to the Release Effective Date shall be accumulated and paid to Executive in a lump sum on the first payment date following the Release Effective Date, and (y) continue such payments at any time following a breach of the provisions of Section 5.03 or 5.04 or a breach of the provisions of Article V (other than Section 5.03 or 5.04) that either (A) is materially damaging to the business or reputation of Employer or any of its affiliates or (B) occurs after Employer has notified Executive of a prior breach of such Article V (other than Section 5.03 or 5.04); provided, further, that if the Release Effective Date does not occur within sixty (60) days of the date of termination of employment, Employer shall not be obligated to make payments under clauses (i) and (ii) above.
(b)    For purposes of this Agreement, the term "Good Reason" shall mean: (i)
(A) the assignment to Executive of any duties inconsistent in any material adverse respect with the Executive's authority, duties or responsibilities as contemplated by Section 1.02 or (B) a reduction in Executive's title; (ii) any material breach by Employer of any material provisions of this Agreement; (iii) any reduction in Executive's Base Salary; (iv) a material reduction in employee benefits, other than a change which results from an amendment or alteration of Employer's Benefit Plans that affects its salaried employees generally; or (vi) in the event of a transfer (for consideration or otherwise) of substantially all of the business operations of Employer, this Agreement is not assigned pursuant to Section 6.01.
(c)    Executive shall provide Employer with written notice of the applicable event that constitutes the basis for Good Reason within ten (10) days of such event. Such notice shall specifically identify such claimed breach and shall inform Employer what must be done to cure such breach. If Employer fails to cure such basis for Good Reason within thirty (30) calendar days after the receipt of such notice (the "Good Reason Cure Period"), Executive shall be entitled at the end of the Good Reason Cure Period to terminate Executive's employment under this Agreement for Good Reason, whereupon Executive shall provide written notice of such termination to Employer. Notwithstanding the foregoing, if such breach is cured within such thirty (30) day period or if Executive does not terminate Executive's employment with Employer within ten days after the end of the Good Reason Cure Period, any termination of employment by Executive shall not be deemed to be a termination for Good Reason.

SECTION 4.04    Termination for Disability or Death. Executive's employment shall terminate automatically upon Executive's death. Employer may terminate Executive's employment upon the occurrence of Executive's Disability. In the event of Executive's termination due to death or Disability, Executive, or Executive's estate, as the case may be, shall be entitled to receive the Accrued Rights. For purposes of this Agreement, the term "Disability" shall mean (a) the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform Executive's duties in a normal manner for a period of one hundred twenty
(120) days (whether or not consecutive) in any twelve (12) month period during the term of Executive's employment under this Agreement or (b) the Executive's being accepted for long term disability benefits under any long-term disability plan in which he is then participating. The Board shall determine, according to the facts then available, whether and when the Disability of Executive has occurred. Such determination shall not be arbitrary or unreasonable and the Board will take into consideration the expert medical opinion of a physician chosen by Employer, after such physician has completed an examination of Executive. Executive agrees to make himself available for such examination upon the reasonable request of Employer.
SECTION 4.05    Termination of Employment by Executive Without Good Reason. If Executive terminates Executive's employment with Employer for any reason other than for Good Reason, Executive shall provide written notice to Employer at least sixty (60) days prior to the effective date of Executive's resignation from employment and Executive shall be entitled to receive the Accrued Rights.
ARTICLE V

Executive Covenants
SECTION 5.01    Employer Interests. (a) Executive acknowledges that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Executive acknowledges that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Executive acknowledges that Employer's business is worldwide in nature and international in scope. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of Employer's goodwill, confidential information, trade secrets and customer relationships and that the restrictions set forth in this Agreement will not prevent Executive from earning a livelihood without violating any provision of this Agreement.
(b)    As used in this Article V, the term "Employer" includes Employer's subsidiaries and affiliates, and its and their predecessors, successors and assigns.
SECTION 5.02    Consideration to Executive. In consideration of Employer's entering into this Agreement and Employer's obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that Employer would not have entered into this Agreement without the covenants contained in this

Article V, Executive hereby agrees to be bound by the provisions and covenants contained in this Article V.
SECTION 5.03    Non-Solicitation. Executive agrees that, for the period commencing on the date hereof and terminating two (2) years after the date of Executive's termination of employment with Employer, Executive shall not, and shall cause each of Executive's affiliates (other than Employer) not to, directly or indirectly: (a) solicit any person or entity that is or was a sending agent, paying agent or otherwise a customer (or prospective customer) of Employer to
(i) purchase any goods or services related to any Competitive Business from anyone other than Employer or (ii) reduce its volume of goods or services purchased from Employer, (b) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Employer and suppliers, partners, members or investors of Employer, (c) other than on behalf of Employer, solicit, recruit or hire any employee or consultant of Employer or any person who has, at any time within two (2) years prior to such solicitation, recruitment or hiring, worked for or provided services to Employer, provided, however, that this clause (c) shall not preclude Executive from making solicitations of employment targeted to the general public or from hiring any employee who responds to such general solicitation, (d) solicit or encourage any employee or consultant of Employer to leave the employment of, or to cease providing services to, Employer or (e) assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 5.03.
SECTION 5.04    Non-Competition. (a) Executive agrees that, for the period commencing on the date hereof and terminating nine (9) months after the date of Executive's termination of employment with Employer, Executive shall not, and shall cause each of Executive's affiliates (other than Employer) not to, directly or indirectly: (i) engage in or establish any Competitive Business (as defined below), including selling goods or services relating to any Competitive Business that are of the type sold by Employer, (ii) assist any person or entity in any way to engage in or establish, or attempt to engage in or establish, any Competitive Business, (iii) except as provided in Section 5.04(c), be employed by, consult with, advise, permit Executive's name to be used by, or be connected in any manner with the ownership, management, operation or control of any person or entity that directly or indirectly engages in any Competitive Business, or (iv) engage in any course of conduct that involves any Competitive Business that is substantially detrimental to the business reputation of Employer.
(b)    "Competing Business" is any person or entity: (i) whose products and/or services include the same or substantially similar products and/or services provided or offered by the Company; or (ii) who engages in (or is planning to engage in) the Company Business. For the purposes of this Agreement, "Company Business" shall mean the products and/or services provided by the Company, including, without limitation: (i) money transfer services in any form or manner (including, but not limited to, by way of wire, telephone, courier, ATM, prepaid or stored value card, or otherwise); (ii) money remittance services in any form or manner (including, but not limited to, by way of wire, telephone, courier, ATM, prepaid or stored value card, or otherwise); (iii) check cashing services, pay-day loan services, or prepared stored value card services; or (iv) wire transfer services. Executive acknowledges and agrees that Competing Businesses shall specifically include, without limitation, RIA, Western Union, Maxi Transfers, Dinex, Sigue Corporation, and Viaamericas Corporation.

(c)    This Section 5.04 shall be deemed not breached solely as a result of the ownership by Executive or any of Executive's affiliates of: (i) less than an aggregate of five percent (5%) of any class of stock of a public company engaged, directly or indirectly, in any Competitive Business; (ii) less than five percent (5%) in value of any instrument of indebtedness of a public company engaged, directly or indirectly, in any Competitive Business; or (iii) a public company that engages, directly or indirectly, in any Competitive Business if such Competitive Business account for less than five percent (5%) of such person's or entity's consolidated annual revenues. A "public company" for purposes of this Section 5.04(c) shall mean an entity whose common stock is traded on a nationally recognized securities exchange.
SECTION 5.05    Confidential Information. Executive hereby acknowledges that (a) in the performance of Executive's duties and services prior to entering into, and pursuant to this Agreement, Executive has received, and may be given access to, Confidential Information and
(b) all Confidential Information is or will be the property of Employer. For purposes of this Agreement, "Confidential Information" shall mean information, knowledge and data that is or will be used, developed, obtained or owned by Employer relating to the business, products and/or services of Employer or the business, products and/or services of any customer, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, Employer), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, regulatory matters, personnel matters, accounting and business methods, copyrightable works and information with respect to any vendor, customer, sales officer, sales associate or independent contractor of Employer, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of Employer; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Agreement or in breach of any similar covenant made by Executive prior to entering into this Agreement.
SECTION 5.06    Non-Disclosure. (a) Except as otherwise specifically provided in Section 5.07, Executive will not, directly or indirectly, disclose or cause or permit to be disclosed, to any person or entity whatsoever, or utilize or cause or permit to be utilized, by any person or to any entity whatsoever, any Confidential Information acquired pursuant to Executive's employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise.
(b)    Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement, except to the extent permitted in Section 5.07 or to comply with Section 5.14, and, to the extent such information is disclosed to Executive's immediate family or legal or financial advisors, will instruct those parties to comply with the non-disclosure requirements of this Section 5.06(b).

SECTION 5.07    Permitted Disclosure. Executive may (a) utilize and disclose the Confidential Information only to the extent reasonably necessary and required in the discharge of Executive's duties as an employee of Employer and (b) disclose Confidential Information only to the extent Executive (i) is obligated to disclose such Confidential Information pursuant to any confidentiality agreement executed by or on behalf of Employer or Executive prior to the date hereof, (ii) is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty, (iii) is required to disclose such Confidential Information by law, (iv) discloses such information in the context of litigation between Employer and Executive, or (v) is permitted to disclose such Confidential Information under any applicable "whistle blower" or similar law.
SECTION 5.08    Prior Inventions. Executive has attached hereto as Exhibit A list describing all inventions, works of authorship (including software, related items, databases, documentation, site content, text or graphics), developments, improvements and trade secrets ("Inventions") that were created or contributed to by Executive, either solely or jointly with others, prior to the date hereof (collectively referred to as "Prior Inventions") that relate to the current business, services, products or research and development of Employer or, if no such list is attached, Executive represents that there are no such Prior Inventions. To the fullest extent permissible by law, Executive hereby grants Employer or its designee a non-exclusive royalty free, irrevocable, perpetual, worldwide license under all Executive's Prior Inventions to make, have made, copy, modify, distribute, use and sell inventions, works of authorship, developments, improvements, trade secrets, products, services, processes, machines and other property and to otherwise operate the current and future business of Employer.
SECTION 5.09    Ownership of Inventions. Executive will promptly make full written disclosure to Employer of, and hereby assigns to Employer or its designee all Executive's rights, title and interest in and to, any and all Inventions, whether or not patentable, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of Executive's employment with Employer that relate to the proposed or current business, services, products or research and development of Employer (whether before or after execution of this Agreement)(collectively referred to as "Employer Inventions"). Executive further acknowledges that all original works of authorship that are created or contributed to by Executive (solely or jointly with others) within the scope of, and during the period of, Executive's employment (whether before or after execution of this Agreement) with Employer are to be deemed "works made for hire", as that term is defined in the United States Copyright Act, and the copyright and all intellectual property rights therein shall be the sole property of Employer or its designee. To the extent any of such works are deemed not to be "works for hire", Executive hereby assigns the copyright and all other intellectual property rights in such works to Employer or its designee.
SECTION 5.10    Further Assurances. Executive shall take all requested actions and execute all requested documents to assist Employer, or its designee, at Employer's expense, in every way to secure Employer's or its designee's above rights in the Prior Inventions and Employer Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If Employer or its designee is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints Employer or its designee and their duly authorized officers and agents, as the case may be, as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
SECTION 5.11    Records. All memoranda, books, records, documents, papers, plans, information, letters and other data relating to Confidential Information or the business and customer accounts of Employer, whether prepared by Executive or otherwise, coming into Executive's possession shall be and remain the exclusive property of Employer and Executive shall not, during the term of Executive's employment with Employer or thereafter, directly or indirectly assert any interest or property rights therein. Upon termination of employment with Employer for any reason, Executive will immediately return to Employer all such memoranda, books, records, documents, papers, plans, information, letters and other data, and all copies thereof or therefrom, and Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Employer.
SECTION 5.12    Non-Disparagement. Executive has not prior to the date hereof, whether in writing or orally, criticized or disparaged Employer, nor shall Executive at any time following the date hereof, unless in the context of litigation between Employer and Executive or under penalty of perjury, whether in writing or orally, criticize or disparage Employer or any of its affiliates or any of their respective current or former affiliates, directors, officers, employees, members, partners, agents or representatives.
SECTION 5.13    Specific Performance. Executive agrees that any breach by Executive of any of the provisions of this Article V shall cause irreparable harm to Employer that could not be made whole by monetary damages and that, in the event of such a breach, Executive shall waive the defense in any action for specific performance that a remedy at law would be adequate, and Employer shall be entitled to specifically enforce the terms and provisions of this Article V without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which Employer may be entitled at law or in equity.
SECTION 5.14    Notification of Subsequent Employer. Prior to accepting employment with any other person or entity during any period during which Executive remains subject to any of the covenants set forth in Section 5.03 or Section 5.04, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to Employer in accordance with Section 6.05.
ARTICLE VI

Miscellaneous
SECTION 6.01    Assignment. This Agreement shall not be assignable by Executive. The parties agree that any attempt by Executive to delegate Executive's duties hereunder shall be null and void. This Agreement may be assigned by Employer to a person or entity that is an affiliate or a successor in interest to substantially all the business operations of Employer. Upon such assignment, the rights and obligations of Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity. As used in this Agreement, the term "Employer" shall mean Employer as hereinbefore defined in the recital to this Agreement and any permitted assignee to which this Agreement is assigned.
SECTION 6.02    Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Employer and the personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees of Executive. Executive acknowledges and agrees that all Executive's covenants and obligations to Employer, as well as the rights of Employer under this Agreement, shall run in favor of and will be enforceable by Employer, its subsidiaries and its successors and permitted assigns.
SECTION 6.03    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof, including the offer letter between Employer and Executive dated as of October 7, 2021. Notwithstanding the above, the Executive's covenants set forth in Article V shall operate independently of, and shall be in addition to, any similar covenants to which Executive is subject pursuant to any other agreement with Employer or any of Employer's affiliates.
SECTION 6.04    Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
SECTION 6.05    Notice. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.
If to Employer:
Intermex Wire Transfer, LLC 9480 S. Dixie Hwy.
Miami, FL 33156
Attention: Robert Lisy, CEO I President Telephone: (305) 671-8000 x 1403
E-mail: rlisy@intermexusa.com
with copies to: Ernesto Luciano, General Counsel at eluciano@intermexusa.com and if to Executive, to the Executive's last address on file with the Company.
The parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 6.06    Governing Law and Jurisdiction.    (a) This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise)

shall be governed and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortuous conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of Florida, or, if such court does not have subject matter jurisdiction, the state courts of Florida located in Dade County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.
(a)    Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and
(ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.06(b).
(b)    The prevailing party in any dispute or legal action arising under this Agreement shall be entitled to recover its reasonable expenses, attorneys' fees and costs from the non-prevailing party.
SECTION 6.07    Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
SECTION 6.08    Survival. The rights and obligations of Employer and Executive under the provisions of this Agreement, including Articles V and VI, shall survive and remain binding and enforceable, notwithstanding any termination of Executive's employment with Employer, to the extent necessary to preserve the intended benefits of such provisions.
SECTION 6.09    Cooperation. Executive shall provide Executive's reasonable cooperation to Employer in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during Executive's employment with Employer or any of its affiliates other than a suit between Executive, on the one hand, and Employer, on the other hand, provided that Employer shall reimburse Executive for expenses reasonably incurred in connection with such cooperation.
SECTION 6.10    Executive Representation. Executive hereby represents to Employer that the execution and delivery of this Agreement by Executive and Employer and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
SECTION 6.11    No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.
SECTION 6.12    Set Off. Employer's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to Employer or its affiliates.
SECTION 6.13    Withholding Taxes. Employer may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
SECTION 6.14    Section 409A. (a) It is intended that the provisions of this Agreement comply with Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the ("Company Plans") to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive's benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to Employer or any of its affiliates.
(c)    If, at the time of Executive's separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (ii) Employer shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Employer (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(d)    Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Employer reserves the right to make amendments to any Company Plan as Employer deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive's account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Employer nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.
(e)    For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(f)    Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Executive under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
SECTION 6.15    Release. In consideration of Employer's entering into this Agreement and Employer's obligations hereunder, Executive hereby irrevocably waives, releases and forever discharges Employer and its affiliates and their predecessors, successors, current and former employees, shareholders, members, partners, directors, officers, representatives and agents from any and all actions, causes of action, claims, demands for general or specific or punitive damages, attorney's fees, or expenses, known or unknown, that in any way relate to or arise out of Executive's employment with Employer through and including the date of this Agreement which Executive may now or hereafter have, including claims under any Federal, state or local statute, rule or regulation or principle of common, tort or contract law.
SECTION 6.16    Determinations. Unless otherwise expressly provided in this Agreement, all determinations of Employer or the Board shall be in the sole discretion of Employer or the Board, as applicable.
SECTION 6.17    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single instrument.
SECTION 6.18    Construction. (a) The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
(b) As used in this Agreement, words such as "herein," "hereinafter," "hereby" and "hereunder," and words of like import refer to this Agreement, unless the context requires otherwise. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

INTERNATIONAL MONEY EXPRESS, INC.,
"Employer"

By /s/ Robert Lisy
Name: Robert W. Lisy
Title: Chief Executive Officer (CEO)|
President

CHRISTOPHER D. HUNT
“Employee”

By /s/ Christopher Hunt

EXHIBIT A

Prior Inventions:
[None.]